Exhibit 99.9

November 17, 2009

Board of Directors

Nipponkoa Insurance Co., Ltd

7-3, Kasumigaseki 3-chome

Chiyoda-ku, Tokyo 100-8965, Japan

Members of the Board of Directors:

We hereby consent (1) to the inclusion of our opinion letter, dated July 29, 2009, to the Board of Directors of Nipponkoa Insurance Co., Ltd. (“Nipponkoa”) as Annex C-1 to the Prospectus that forms a part of the Registration Statement on Form F-4 relating to the proposed share exchange pursuant to which Nipponkoa and Sompo Japan Insurance Inc. (“Sompo Japan”) will jointly establish NKSJ Holdings, Inc. as a parent company that owns one hundred percent of each of Nipponkoa and Sompo Japan, and (2) to the references to such opinion and to our name in such Prospectus in the sections entitled “The Share Exchange—Reasons for the Share Exchange—Determination of Nipponkoa’s Board of Directors”, “—Opinion of Nipponkoa’s Financial Advisors—BofA Merrill Lynch” and “—Financial Analyses Used by BofA Merrill Lynch”. In giving such consent, we do not admit and we hereby disclaim that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the U.S. Securities and Exchange Commission promulgated thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the U.S. Securities and Exchange Commission promulgated thereunder.

Merrill Lynch Japan Securities Co., Ltd.

By:	/s/ JIRO SEGUCHI
Name:	Jiro Seguchi
Title	Managing Director
Head of Japan Investment Banking
Co-Head of Asia Pacific Corporate and Investment Banking